Exhibit 99.1

Contact:	Susan E. Moss Vice President, Communications and Marketing (502) 596-7296

KINDRED HEALTHCARE APPOINTS STEVEN L. MONAGHAN

AS PRESIDENT OF ITS HOSPITAL DIVISION

LOUISVILLE, Ky. (September 30, 2013) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced the appointment of Steven L. Monaghan as President of its Hospital Division effective October 1, 2013. Mr. Monaghan will be a member of the Company’s Executive Committee.

Mr. Monaghan succeeds Jeffrey P. Winter, who is stepping down as President of the Hospital Division. Mr. Winter will continue to have a relationship with the Company, serving as a senior advisor and network development consultant for the Company. Mr. Winter has been Executive Vice President and President of the Company’s Hospital Division since November 1, 2010.

Mr. Monaghan most recently served as Executive Vice President of the Hospital Division’s Central Region, which includes 40 hospitals in 11 states. Mr. Monaghan joined the Company in 1996 and has served in leadership roles throughout the Company and the Hospital Division. Prior to joining the Company he served in various hospital and regional administrative positions for Columbia/HCA Healthcare Corp., Galen Health Care, Inc. and Humana, Inc.

“This is a well deserved promotion for Steve, who brings proven leadership and years of experience to this role,” said Benjamin A. Breier, President and Chief Operating Officer of the Company. “He has provided guidance to our hospitals as they have improved quality and clinical outcomes in the face of continuing reimbursement challenges. We thank Jeff for his leadership and look forward to working with him in his new role as he helps us with business development activities throughout the Kindred enterprise.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-125 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $6 billion and approximately 72,000 employees in 46 states. At June 30, 2013, Kindred through its subsidiaries provided healthcare services in 2,167 locations, including 116 transitional care hospitals, six inpatient rehabilitation hospitals, 169 nursing centers, 24 sub-acute units, 105 Kindred at Home hospice, home health and non-medical home care locations, 103 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,644 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for five years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

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